EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into by and between AMERICA’S CAR MART, INC., an Arkansas corporation (the “Company”) and DOUGLAS CAMPBELL (the “Associate”) on this 6th day of September, 2022 to be effective as of October 3, 2022 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of the retail sale and financing of used vehicles to consumers (the “Company Business”);

WHEREAS, the Company desires to employ the Associate as a Senior Executive Officer, and the Associate desires to provide his services to the Company upon the terms and conditions hereinafter set forth;

WHEREAS, the Company periodically sells its finance receivables to Colonial Auto Finance, Inc., an Arkansas corporation (“Colonial”), and services those loans on Colonial’s behalf;

WHEREAS, America’s Car-Mart, Inc., a Texas corporation (the “Parent Company”), owns 100% of the outstanding common stock of the Company and Colonial;

WHEREAS, in order to conduct its business, the Company owns and uses trade secrets as defined under applicable law, as well as confidential and propriety information; and

WHEREAS, the Associate, during the term of his employment with the Company and in order to carry out his duties with the Company, has or will have contact with the Company’s customers and employees and has or will have access to and has or will become privy to or acquainted with certain confidential information and trade secrets, which are owned by the Company and which are regularly used in the business of the Company and which are generally not known to its competitors;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.       Employment. The Company shall employee the Associate as its President effective as of the Effective Date, and the Associate accepts such employment, effective as of the Effective Date, subject to the terms and conditions set forth herein. During the term of employment under this Agreement (the “Employment Term”), the Associate shall perform such duties as shall reasonably be required of a Senior Executive Officer of the Company. The Associate further agrees to perform, without additional compensation, such other services and duties in connection with the business, affairs and operations of the Company and for any subsidiary or affiliate of the Company in which the Company has an interest, including, without limitation, Colonial and the Parent Company, as the Board of Directors of the Company or the Parent Company shall from time to time reasonably specify. It is expressly agreed and understood between the Company and the Associate that the term of this Agreement is in no way dependent upon the Associate’s holding or being elected to any office of the Company. The Associate may be deemed an employee of, and paid by the Company, Colonial, or the Parent Company, as reasonably determined by the Company.

2.       Performance.

(a)            Duties. The Associate agrees to devote his entire business efforts to the performance of his duties hereunder, provided, however, that the Associate may engage in the following activities so long as they do not interfere with the performance of his duties hereunder and does not constitute a conflict of interests: (i) personal investment activities not involving the Company, (ii) serve as a member of the board of directors of other business and non-profit entities, if and only if such entities are not engaged in the Company Business, and (iii) charitable, civic or other volunteer activities.

(b)           Place of Performance. The principal place of the Associate’s employment shall be the Company’s corporate office currently located at 1805 N 2nd St, Rogers, AR 72756; provided that, the Associate may be required within reason to travel on Company business during the Employment Term. Within ninety (90) days after the Effective Date, the Associate shall establish a residence within fifty (50) miles of the corporate office in Rogers, Arkansas.

3.       Term. Unless otherwise terminated in accordance with Sections 9, 10, 11, 12 or 13, the initial Employment Term shall be one (1) year from the Effective Date. This Agreement shall be automatically renewed for successive periods of one (1) year commencing at the first anniversary of the Effective Date and on each subsequent anniversary thereafter, unless notice of termination is given in writing by either party to the other party at least thirty (30) days prior to the expiration of the initial Employment Term or any renewal Employment Term.

4.       Compensation.

(a)           Base Salary and Benefits. The basic annual salary of the Associate for his employment services hereunder shall be $650,000 or such higher annual salary, if any, as shall be approved by the Board of Directors of the Parent Company from time to time (the “Base Salary”), which shall be payable in accordance with the Company’s payroll policy. Nothing contained herein shall affect or in any way limit the Associate’s rights as an Associate of the Company to participate in any Company 401(k) profit sharing plan or medical and life insurance programs offered by the Company to its employees, all of which shall be available to the Associate to the same extent as if this Agreement had not existed, and compensation received by the Associate hereunder shall be in addition to the foregoing. In addition, nothing contained herein shall affect or in any way limit the Associate’s eligibility to participate in any nonqualified deferred compensation plan of the Company or the Parent.

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(b)           Annual Bonus. In addition to the Base Salary and fringe benefits described above, the Associate shall be eligible to receive an annual cash bonus (the “Annual Bonus”), pursuant to any incentive bonus plan of the Company or the Parent Company which may be in effect from time to time during the Employment Term or otherwise as, which will be determined by the Compensation Committee of the Parent Company’s Board of Directors (the “Compensation Committee”).

(c)           Signing Bonus. The Company shall pay the Associate a lump sum cash signing bonus of $500,000 (the “Signing Bonus”) within seven (7) days following the Effective Date; provided that, the Associate shall repay a pro rata portion of the Signing Bonus if, prior to one (1) year from the Effective Date, the Associate’s employment with the Company terminates for any reason, except in connection with (i) the Associate’s termination by the Company without Cause in accordance with Section 10 of this Agreement, (ii) termination by the Associate with Good Reason in accordance with Section 9(c) of this Agreement, or (iii) termination of the Associate pursuant to Section 11 of this Agreement (Death of the Associate).

(d)           Long-Term Incentives. During the Employment Term, the Associate shall be eligible to participate in the Parent Company’s Amended and Restated Stock Option Plan (the “Option Plan”) and the Parent Company’s Amended and Restated Stock Incentive Plan (the “Incentive Plan”) (and any successor incentive plans thereto) to the extent that the Compensation Committee, in its sole discretion, determines is appropriate. Notwithstanding the foregoing, upon the Effective Date of this Agreement, the Parent Company will grant to the Associate the following awards:

(i)       20,000 restricted shares of Parent Company Stock, pursuant to the Incentive Plan, which shares will vest in installments of 10,000 shares on the first anniversary of the Effective Date and 10,000 shares on the second anniversary of the Effective Date, subject to the Associate’s continued employment and other customary conditions as determined by the Compensation Committee and set forth in an applicable award agreement; and

(ii)       A non-qualified stock option to purchase 75,000 shares of Parent Company Stock, pursuant to the Option Plan, which option will vest in five equal annual installments beginning on the first anniversary of the Effective Date, subject to the Associate’s continued employment and other customary conditions as determined by the Compensation Committee and set forth in an applicable award agreement.

5.             Expense Account and Vacations. Matters relating to expense accounts for the Associate, vacations and the like shall be mutually agreed upon from time to time. However, the Company agrees to reimburse the Associate for all expenses reasonably incurred by him on behalf of the Company in accordance with the prevailing practices and policies of the Company. In addition, the Associate shall be entitled to that number of days of paid vacation and paid sick leave as is consistent with the prevailing practices and policies of the Company for other employees in the same or similar position as that held by the Associate hereunder.

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6.             Employee Benefits.

(a)           During the Employment Term, the Associate shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated associates of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

(b)           The Associate will be entitled to the indemnification provided to other executive officers and directions of the Company and the Parent Company. In addition, the Company agrees to include Associate as a covered person on the directors’ and officers’ liability insurance policy or policies covering its other executive officers and directors.

7.             Non-Competition, Non-Solicitation, Non-Disclosure, and Confidentiality Provisions. As used in this Section 7 and Section 8 of this Agreement, the term “Company” shall mean the Company and its subsidiaries and affiliates, including, without limitation, Colonial and the Parent Company.

(a)           Non-Solicitation: Customers. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate shall not, on his own behalf or on behalf of any person, firm, partnership, association, corporation or business organization, entity or enterprise (except the Company), solicit, call upon, or attempt to solicit or call upon, any customer of the Company for the purpose of selling or providing any product or service competitive with the Company Business, as defined herein, during the twelve (12) month period immediately preceding cessation of Associate’s employment with the Company.

(b)           Non-Solicitation: Employees. During Associate’s employment and for one (1) year immediately following the cessation of Associate’s employment with the Company for any reason, Associate will not solicit or in any manner encourage employees of the Company to leave the employ of the Company.

(c)           Non-Disclosure.

(i)        TRADE SECRETS. Associate acknowledges that the Company owns and uses trade secrets as defined under applicable law. “Trade secret(s)” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Associate further acknowledges that in the course of Associate’s employment with the Company and in order to carry out Associate’s duties thereunder, Associate has or will become privy to the Trade Secrets of the Company. Accordingly, Associate shall not, without the prior written consent of the Company, disclose, divulge, publish to others, or use for any purpose, except as necessary to perform Associate’s duties while employed by the Company, any Trade Secret of the Company for so long as such information shall remain a Trade Secret under applicable law.

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(ii)       CONFIDENTIAL INFORMATION. Associate acknowledges that in order to conduct its business, the Company owns and uses written and unwritten confidential information. “Confidential Information” means data and information relating to the business of the Company (which may not rise to the level of a Trade Secret under applicable law) which has been or may be disclosed to Associate or of which Associate became or may become aware as a consequence of or through Associate’s relationship with the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Associate without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Associate further acknowledges that in the course of his employment with the Company and in order to carry out his duties thereunder, Associate has or will become privy to Confidential Information of the Company. Accordingly, Associate agrees that while employed by the Company, and following the cessation of Associate’s employment with the Company for any reason, Associate will not, without the prior written consent of the Company, disclose, divulge, publish to others or use for any purpose any Confidential Information of the Company except to the extent necessary to perform his duties and responsibilities as an Associate for the Company.

(iii)      NOTICE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate acknowledges that the Company hereby designates Trade Secrets and Confidential Information to include, by way of illustration but not limitation, confidential customer and prospective customer lists; information provided to the Company by its customers or clients or prospective customers or clients; customer preferences; client contacts; marketing plans, presentations and strategies; products; processes; designs; formulas; methods; clinical data; licenses; software; computer or electronic data disks or tapes; processes; research and plans for research; computer programs; methods of operations and costs data; contracts; personnel information; credit terms; financial information (including without limitation information regarding fee and pricing structures, assets, status of client accounts or credit); or any other information designated as a trade secret, confidential or proprietary by the Company.

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(iv)      TREATMENT OF TRADE SECRETS AND CONFIDENTIAL INFORMATION. Associate understands and agrees to treat whatever information the Company wants to protect from disclosure as genuinely “confidential”, i.e., restricting access by pass code, stamping hardcopies of customer lists “confidential,” and restricting access to the customer list to designated and appropriate personnel, and the like. Associate further agrees, as an Associate, to use his best efforts and the utmost diligence to guard and protect the Company’s Trade Secrets and Confidential Information from disclosure to any competitor, customer or supplier of the Company or any other person, firm, corporation or other entity, unless such disclosure has been specifically authorized by the Company in writing.

(v)       Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (”DTSA”). Notwithstanding any other provision of this Agreement:

                            (A)             The Associate will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(1)        is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or

(2)        is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

            (B)              If the Associate files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Associate may disclose the Company’s trade secrets to the Associate’s attorney and use the trade secret information in the court proceeding if the Associate:

(1)        files any document containing trade secrets under seal; and

(2)        does not disclose trade secrets, except pursuant to court order.

(d)           Non-Competition. Associate acknowledges that the Company is engaged in the Company Business as defined herein. Associate further acknowledges that the Company Business is primarily concentrated in and focused in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Missouri, Oklahoma, Tennessee and Texas (hereinafter the “Territory”), and that Associate’s duties and responsibilities are not limited to any particular area within that region but will be within and throughout the entire Territory, and rendered in connection with Company Business. Associate further acknowledges and agrees that because of his association with the Company and his access to Trade Secrets and confidential, proprietary information of the Company which relate to the Company Business as herein defined, Associate’s competition with the Company as or with a direct competitor in the same line of business as the Company would damage and impair the business of the Company. Therefore, during the term of his employment and for a period of one (1) year from the cessation of Associate’s employment with the Company for any reason, Associate shall not, for himself or on behalf of any other person, firm, partnership, association, corporation, business organization, entity or enterprise, perform duties which are substantially similar to the duties performed by Associate on behalf of the Company within the Territory for any business engaged in the Company Business as defined in this Agreement.

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(e)           Ownership of Work Product. For purposes of this Agreement, “Work Product” shall mean the data, materials, documentation, computer programs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, and other property rights, created or developed in whole or in part by Associate, relating to the Company Business whether prior to the date of this Agreement or in the future, either (i) while employed by the Company and that have been or will be paid for by the Company, or (ii) while employed by the Company (whether developed during working hours or not) and not otherwise the subject of a written agreement between the Company and Associate. All Work Product shall be considered work made for hire by Associate and owned by the Company. If any of the Work Product may not, by operation of law, be considered work made for hire by Associate for the Company, or if ownership of all rights, title, and interest of the intellectual property rights therein shall not otherwise vest exclusively in the Company, Associate hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name patents, copyrights, registrations and any other protection available in the Work Product. Associate agrees to perform, during and after his employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as reasonably requested by the Company.

(f)            Return of Company Property. All Company property, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location, is, and shall remain, the exclusive property of the Company and shall be promptly delivered to the Company, with no copies or reproductions retained by Associate, in the event of Associate’s termination for any reason, or at any other time or times the Company may request. Upon termination of employment for any reason, Associate agrees to sign and deliver the “Termination Certification” attached hereto as Appendix A.

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(g)           Reasonable Restrictions. Associate acknowledges and agrees that the restrictions contained in this Agreement are reasonable and necessary in order to protect the valuable proprietary assets, goodwill and business of the Company and that the restrictions will not prevent or unreasonably restrict his ability to earn a livelihood. Associate also acknowledges and agrees that if his employment with the Company ends for any reason, Associate will be able to earn a livelihood without violating the restrictions contained in this Agreement and that Associate’s ability to earn a livelihood without violating said restrictions is an important reason in Associate choosing to sign this Agreement. Further, the existence of any claim or cause of action of the Associate against the Company, whether or not predicated on the terms of this Agreement, shall not constitute a defense to the enforcement of the Associate’s obligations under this Agreement.

(h)           Separate Covenants. The provisions of this Section 7 shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision or provisions of this Agreement is or are unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and Associate that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Associate that are reasonable in light of the circumstances as they then exist and as are appropriate to assure the Company of the intended benefit of this Agreement, and such restrictions shall be interpreted, modified, and/or rewritten to include as much of the duration, scope, geographic area, or otherwise as will render such restrictions valid and enforceable under Arkansas law. Further, any period of restriction in this Section 7 shall be tolled during (and shall be deemed automatically extended by) any period in which the Associate is in violation of this Section 7.

(i)            Cooperation. Following the effective date of Associate’s termination, upon reasonable request by the Company, the Associate shall cooperate with the Company with respect to any litigation or other dispute relating to any matter in which the Associate was involved or had knowledge during his employment with the Company. The Company shall reimburse the Associate for all reasonable out-of-pocket costs, such as travel, hotel and meal expenses, incurred by the Associate in providing any cooperation pursuant to this Section 7(i). The Company shall make its attorney available to advise the Associate or if, in the reasonable opinion of the Company’s attorney a conflict arises which would prevent the Company’s attorney from advising the Associate, the Company shall reimburse the Associate for reasonable legal fees incurred in providing any cooperation pursuant to this Section 7(i).

(j)            Non-Disparagement. The Company and Associate each acknowledge that any disparaging comments by either party against the other are likely to substantially depreciate the business reputation of the other party. The Company and Associate further agree that neither party will directly or indirectly defame, disparage, or publicly criticize the services, business, integrity, veracity or reputation of the other party, including but not limited to, the Company or its officers, directors, shareholders or employees in any forum or through any medium of communication. Nothing in this Agreement will preclude Associate or the Company from supplying truthful information to any governmental authority or in response to any lawful subpoena or other legal process.

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8.             Remedies. The Associate expressly agrees that the remedy at law for any breach of the provisions of Section 7 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Associate’s obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.

9.             Termination upon Expiration of Employment Term; Termination for Cause; Termination for Good Reason.

(a)           Unless terminated earlier in accordance with this Section 9, Section 10, Section 11, Section 12, or Section 13, the Employment Term will terminate as of the end of the then current term of this Agreement upon written notice of termination given by either party hereto at least thirty (30) days prior to the expiration of the then current Employment Term.

(i)        If the Company provides written notice in accordance with this Section 9(a) that the Agreement shall terminate upon expiration of the initial Employment Term or upon expiration of the first renewal Employment Term, all outstanding and unvested shares of restricted stock granted to the Associate by the Parent Company pursuant to Section 4(d)(i) hereof shall immediately vest in full upon expiration of the initial Employment Term without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

(ii)       If the Company provides written notice in accordance with this Section 9(a) that the Agreement shall terminate upon expiration of any annual Employment Term thereafter (ending on or after the third anniversary of the Effective Date), the Associate shall be entitled to the payments and benefits described in Section 10 hereof upon expiration of such Employment Term, subject to the terms and conditions of Section 10.

(b)           The Employment Term may also be terminated by the Company for cause (“Cause”) with written notice to the Associate upon the occurrence of any of the following:

(i)        the commission by the Associate of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

(ii)       the conviction of the Associate of a felony;

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(iii)      the willful failure or refusal of the Associate to perform his duties hereunder (which failure or refusal persists after written notice from the Company to the Associate complaining of such failure or refusal);

(iv)      the Associate’s gross negligence of a material nature in connection with the performance of his duties; or

(v)       the breach by the Associate of any provision of this Agreement which is not cured within thirty (30) days following the receipt by Associate of a written notice from the Company specifying in detail such breach and demanding cure thereof.

(c)           Prior to the second anniversary of the Effective Date, the Associate may terminate his employment hereunder for Good Reason by providing (i) notice to the Company specifying in reasonable detail the nature of and facts supporting such Good Reason (as defined below) no later than the thirtieth (30th) day following the Associate’s actual knowledge of the occurrence of that condition, and including in such notice the provision or provisions of this Agreement on which the Good Reason determination is based; and (ii) providing the Company a period of thirty (30) days to remedy the condition. If the Company fails to remedy the condition within thirty (30) days following the expiration of the period to remedy, the Associate’s employment shall be considered terminated with Good Reason. For purposes of this Section 9(c), “Good Reason” shall have the meaning set forth in Section 13(c).

(i)        If the Associate terminates his employment under this Section 9(c) for Good Reason prior to the second anniversary of the Effective Date, then, under such circumstances and subject to the Associate’s continued compliance with the terms of this Agreement, all outstanding and unvested shares of restricted stock granted to the Associate by the Parent Company pursuant to Section 4(d)(i) hereof shall immediately vest in full without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

(ii)       Notwithstanding anything in Section 9(c)(i) to the contrary, the Associate shall not receive any of the payments or benefits described in Section 9(c)(i) unless the Associate has executed a release of claims in favor of the Company, its affiliates and their respective officers and directors, in a form to be provided by the Company immediately after termination (the “Release”) and the period which such Release may be revoked has expired, without the Associate having revoked the Release, on or before the 60th day following the termination date. None of the payments or benefits described in Section 9(c)(i) shall be paid until the Release has been signed and becomes effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest; provided, however, that if such sixty-day period begins in one calendar year and ends in a second calendar year, such payments shall be accumulated, without interest, and paid to the Associate on the first payroll date during the second calendar year following the date the Release becomes effective, as described above. The Company and the Associate agree that the Associate shall have no duty to mitigate his losses or obtain other employment. If the Associate obtains other employment, it shall not affect his right to payment under Section 9(c)(i).

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(d)           Upon termination of the Employment Term under subsection (b) above, the parties hereto will be relieved of any further obligations hereunder except for any obligations set forth in Section 7.

10.           Termination Without Cause. The Company shall have the right to terminate the Employment Term without Cause at any time. If the termination is effected by the Company other than as described in Sections 9(a)(i), 9(b), 11, 12 and 13, then, under such circumstances and subject to the Associate’s continued compliance with the terms of this Agreement, (i) the Associate shall be paid within sixty (60) days after termination a lump sum amount equal to twelve (12) months of the Associate’s Base Salary then in effect hereunder, plus the pro rata portion of the Annual Bonus earned, if any, as determined by the Compensation Committee, through the date of termination, (ii) all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and (iii) all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

Notwithstanding the foregoing, the Associate shall not receive any of the payments or benefits described in this Section 10 unless the Associate has executed a release of claims in favor of the Company, its affiliates and their respective officers and directors, in a form to be provided by the Company immediately after termination (the “Release”) and the period which such Release may be revoked has expired, without the Associate having revoked the Release, on or before the 60th day following the termination date. None of the payments or benefits described in this Section 10 shall be paid until the Release has been signed and becomes effective, and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest; provided, however, that if such sixty-day period begins in one calendar year and ends in a second calendar year, such payments shall be accumulated, without interest, and paid to the Associate on the first payroll date during the second calendar year following the date the Release becomes effective, as described above. The Company and the Associate agree that the Associate shall have no duty to mitigate his losses or obtain other employment. If the Associate obtains other employment, it shall not affect his right to payment under this Section 10.

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11.           Death of the Associate. If the Associate dies during the Employment Term, the Employment Term shall terminate, and within sixty (60) days after death, or as soon thereafter as administratively practicable, the Company will pay to the Associate’s estate (i) the Associate’s Base Salary then in effect through the end of the calendar month in which such death occurs, and (ii) the pro rata portion of the Annual Bonus earned, if any, as determined by the Compensation Committee, through the date of death. In addition, all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

12.           Termination Following Disability. If the Associate becomes disabled during the Employment Term, the Company may terminate the Employment Term, in which event the Company will pay to the Associate within sixty (60) days after termination a lump sum amount equal to twelve (12) months of the Associate’s Base Salary then in effect hereunder; provided, however, any amounts payable to the Associate under the Company’s disability insurance policy shall be deducted from the amounts payable to the Associate hereunder. For the purposes of this Agreement, the Associate shall be deemed to be “disabled” when, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months, he has received replacement income for a period of at least three (3) months under the Company’s disability insurance policy, or if the Company does not have a disability insurance policy for the Associate, the Associate shall be deemed disabled if he is unable to perform his services or discharge his duties as an Associate of the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than twelve (12) consecutive months. Any disability, as defined herein, shall not constitute “Cause” for purposes of Section 9(b) hereof. In addition, all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options, and all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards.

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13.           Change in Control of the Parent Company

(a)           Notwithstanding any other provision contained herein, if the Associate’s employment is terminated by the Associate for Good Reason (as defined in Section 13(c) herein) or by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be), other than for Cause (including, without limitation, written notice by the Company of its intent to terminate the Agreement upon expiration of the Employment Term pursuant to Section 3 hereof), in each case within six (6) months prior to or twenty-four (24) months following a Change in Control (as defined in Section 13(b) herein) of the Parent Company, then (i) the Company shall pay to the Associate within sixty (60) days after the Double-Trigger Event Date (as defined below in this Section 13(a)) a lump sum cash payment equal to twelve (12) months of the Associate’s Base Salary in effect immediately prior to the Double-Trigger Event Date, plus the pro rata portion of the Annual Bonus earned, if any, as determined by the Compensation Committee, through the Double-Trigger Event Date; (ii) all outstanding and unvested stock options previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Option Plan (or successor plan) or the stock option agreements between the Parent Company and the Associate with respect to such stock options; and (iii) all outstanding and unvested shares of restricted stock (if any) previously granted to the Associate by the Parent Company shall immediately vest in full, without regard to the achievement of any applicable performance conditions, unless otherwise prohibited by the Incentive Plan (or successor plan) or the restricted stock agreements between the Parent Company and the Associate with respect to such restricted stock awards (collectively, (i), (ii) and (iii) are referred to as the “Change in Control Payments”).

If the termination of the Associate’s employment, as contemplated by this Section 13, occurs prior to the Change in Control, then the Associate shall be treated for purposes of this Section 13 as being employed on the date the Change in Control becomes effective and the Associate’s Base Salary in effect immediately prior to such termination shall be deemed in effect, for purposes of this Section 13, immediately prior to the Change in Control. For purposes of this Section 13, the later of (i) the effective date of the Change in Control and (ii) the date Associate’s employment is terminated as contemplated in this Section 13(a) shall be referred to as the “Double-Trigger Event Date”.

Notwithstanding the foregoing, the Associate shall not receive any Change in Control Payments described in this Section 13 unless the Associate has executed a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and the period during which such Release may be revoked has expired, without the Associate having revoked the Release, on or before the 60th day following the Double-Trigger Event Date. None of the Change in Control Payments shall be paid until the Release has been signed and becomes effective, and any such payments that would otherwise be payable during such sixty-day period prior to the date the Release becomes effective shall be accumulated and paid to the Associate on the first payroll date following the date the Release becomes effective, without interest; provided, however, that if such sixty-day period begins in one calendar year and ends in a second calendar year, the Change in Control Payments shall be accumulated, without interest, and paid to the Associate on the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

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(b)           For purposes of this Section 13, “Change in Control” of the Parent Company shall mean:

(i)        Change in Ownership. The acquisition by an individual, entity or group (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (including any Treasury regulations thereunder, the “Code”)) (a “Person”) of ownership of stock of the Parent Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company. However, if any Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional stock by the same Person is not considered to cause a change in ownership of the Parent Company (or to cause a change in the effective control of the Parent Company). An increase in the percentage of stock owned by any one Person as a result of a transaction in which the Parent Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer of stock of the Parent Company (or issuance of stock of the Parent Company) and stock in the Parent Company remains outstanding after the transaction; or

(ii)       Change in Effective Control. (A) The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of ownership of stock of the Parent Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Parent Company; or (B) the replacement of a majority of members of the Parent Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Parent Company’s Board of Directors prior to the date of the appointment or election.

A change in effective control shall be deemed to have occurred in any transaction in which either the Parent Company or the other entity involved in the transaction has a “Change in Ownership” under paragraph (i) or “Change in Ownership of a Substantial Portion of the Company’s Assets” under paragraph (iii). If any one Person is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Parent Company, the acquisition of additional control of the Parent Company by the same Person is not considered to cause a change in the effective control of the Parent Company (or to cause a “Change in Ownership” of the Parent Company within the meaning of paragraph (i) above); or

(iii)      Change in Ownership of a Substantial Portion of Assets. The acquisition by any Person, during the 12-month period ending on the date of the most recent acquisition by such Person, of assets of the Parent Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Parent Company immediately prior to such acquisition(s). For this purpose, gross fair market value means the value of the assets of the Parent Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. No Change in Control shall be deemed to have occurred in the event of a transfer to a related person or as described in Section 409A of the Code.

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The definition of Change in Control in this Subsection 13(b), and all other terms and provisions of this Agreement, shall be interpreted at all times in such a manner as to comply with Section 409A of the Code, meaning that no additional income tax is imposed on the Associate pursuant to Section 409A(1)(a) of the Code.

(c)           For purposes of this Section 13, “Good Reason” shall mean the Associate’s resignation from the Company within thirty (30) days following the occurrence of any of the following events with respect to the Associate:

(i)        Without the Associate’s express written consent, the significant reduction of the Associate’s duties, authority, responsibilities, or reporting relationships relative to the Associate’s duties, authority, responsibilities, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the Associate of such reduced duties, authority, responsibilities, or reporting relationships, which reduction or assigned reduction remains in effect five (5) business days after written notice by the Associate to the Chief Executive Officer or the Chief Financial Officer of the Parent Company (or the surviving or acquiring entity, as the case may be) of such conditions; provided, however, that the mere occurrence of a Change in Control shall not, in and of itself, constitute a material adverse change in the Associate’s duties, authority, responsibilities or reporting relationships; or

(ii)       A material reduction by the Company or the Parent Company (or the surviving or acquiring entity, as the case may be) in the Base Salary, bonus structure or benefits of the Associate as in effect immediately prior to such reduction, with the result that the Associate’s overall benefits package is significantly reduced, unless such reduction applies in a substantially equal percentage to all or substantially all executives of the Company; or

(iii)       The relocation of the Associate’s principal work location to a facility or a location more than fifty (50) miles from the Associate’s then present principal work location, without the Associate’s express written consent; or

(iv)      The Company materially breaches the terms of any agreement between the Associate and the Company related to the Associate’s employment, or materially fails to satisfy the conditions and requirements of this Agreement.

(d)           The Change in Control Payments shall be in addition to any other rights and benefits for which the Associate is eligible, either by way of contract or with respect to rights and benefits generally available to other executive officers or Associates of the Company, except that (i) the Associate shall not be entitled to any additional payments or benefits under Section 9 or Section 10 hereof, and (ii) to the extent the Associate has received any payments or benefits under Section 9 or Section 10 hereof prior to the Double Trigger Event, the Associate shall be entitled only to such Change in Control Payments as are not duplicative of the payments and benefits received under Section 9 or Section 10.

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14.           Definition of Termination of Employment. “Termination of Employment” as used in this Agreement shall have the same meaning as set out in, and shall occur on the date determined in accordance with, Section 1.409A-1(h) of the regulations promulgated under Section 409A of the Code.

15.           Specified Employee Delay. If the Associate is a “specified employee” within the meaning of Section 409A of the Code, any benefits or payments (including installments and insurance premiums and contributions) which (a) constitute a “deferral of compensation” under Section 409A of the Code, (b) become payable as a result of the Associate’s termination of employment for reasons other than death, and (c) become due under this Agreement during the first six (6) months (or such longer period as required by Section 409A of the Code) after termination of employment shall be delayed and all such delayed payments (or delayed installments, premiums or contributions) shall be paid to the Associate in full in the seventh (7th) month after the date of termination and all subsequent payments (or installments) shall be paid in accordance with their original payment schedule. To the extent that any insurance premiums or other benefit contributions constituting a “deferral of compensation” become subject to the above delay, the Associate shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from Company for such amounts in the seventh (7th) month as described above. This Section shall not apply to payments made as a result of a termination of employment that is the result of the Associate’s death.

16.           Clawback of Incentive Compensation, Option Plan Awards, and Incentive Plan Awards. The Company may terminate Associate’s right to the unpaid or unvested incentive compensation and awards under Sections 4(b) and 4(d), and may require reimbursement to the Company by Associate of any incentive compensation or awards previously paid or vested within the prior 12-month period pursuant to any applicable incentive compensation plan or award agreement, in the event: (i) of a willful or reckless breach by Associate of his obligations under Sections 1, 2, and 7 of this Agreement; (ii) of Associate’s misconduct constituting Cause as defined in Section 9(b) of this Agreement; or (iii) Associate is obligated to disgorge to or reimburse the Company for such compensation paid or payable to Associate by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law, regulation, stock exchange listing requirement, Company policy or Parent Company policy requiring recapture, reimbursement or disgorgement of incentive-based pay. The Board of Directors of the Parent Company will determine, in its sole discretion, the method for recouping any incentive compensation and awards issued under the Option Plan and the Incentive Plan which may include, without limitation: requiring reimbursement of cash bonus or incentive compensation previously paid; seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; offsetting the recouped amount from any compensation otherwise owed by the Company to the Associate; cancelling outstanding vested or unvested equity awards; and/or taking any other remedial and recovery action permitted by law, as determined by the Board of Directors of the Company. In the event Associate fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from Associate’s compensation otherwise due under this Agreement.

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17.           Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as FedEx Corporation or United Parcel Service, Inc., addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery, or receipt of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless subsequently changed by similar notice in writing given by the particular person whose address is to be changed):

If to the Associate, to Douglas Campbell, at the last known address in the Company’s personnel records;

If to the Company, to America’s Car Mart, Inc., Attention: Secretary, 1805 N 2nd St, Suite 401, Rogers, Arkansas 72756, Fax #479-273-7556;

With a copy to America’s Car Mart, Inc., Attention: Legal Department, 1805 N 2nd St, Suite 401, Rogers, Arkansas 72756, Fax #479-271-0796.

Any party hereto may designate a different address by written notice given to the other parties.

18.           Governing Law. This agreement shall be construed in accordance with and governed by the laws of the State of Arkansas, without reference to principles of conflict of laws.

19.           Choice of Venue. Any dispute, controversy, or claim arising out of or in respect of this Agreement (or its validity, interpretation, or enforcement, or alleging breach thereof) or Associate’s employment with the Company shall be submitted to, adjudicated by, and subject to the exclusive jurisdiction of the state courts in Benton County, Arkansas, or the federal courts in the Western District of Arkansas, and both the Company and Associate hereby consent to such venues as the exclusive forums for resolution of the aforementioned disputes, submit to the personal jurisdiction of said courts to hear such disputes, and waive all objections to such courts hearing and adjudicating such disputes.

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20.           Compliance with Section 409A. The payments due under this Agreement are intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Associate on account of non-compliance with Section 409A. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Associate on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

21.           Section 280G.

(a)           In the event that the total amount of payments to be received by the Associate, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 21(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Associate pursuant to this Agreement or otherwise shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Associate would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

(b)           The accounting firm engaged by the Company for general audit purposes (the “Audit Firm”) shall perform any calculations necessary in connection with this Section 21; provided that, if for any reason the Audit Firm is unable to, or declines to, perform such calculations, the Company shall engage such other accounting firm as the Audit Firm shall recommend in writing to the Company to perform such calculations (the Audit Firm or such other accounting firm, as applicable, being hereinafter referred to as the “Accounting Firm”).  The Company shall bear all expenses with respect to the determinations by such Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations under this Section 21 shall provide its calculations, together with detailed supporting documentation, to the Associate and the Company within fifteen (15) calendar days after the date on which the Associate’s right to a payment contingent on a Change in Control is triggered (if requested at that time by Associate or the Company) or such other time as requested by the Associate or the Company.  If the Accounting Firm determines that no Excise Tax is payable with respect to such payments, it shall furnish the Associate and the Company with an opinion reasonably acceptable to Associate that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Associate and the Company. If a reduction in payments or benefits constituting “parachute payments” (as defined in Section 280G(b)(2) of the Code) is required by Section 21(a), the reduction shall occur in the following order unless the Associate elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Section 409A of the Code): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of the Associate’s stock awards unless the Associate elects in writing a different order for cancellation.

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22.           Assignability. The Associate may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company; and in the latter event, such assignment shall not relieve the Company of its obligations hereunder.

23.           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Associate, his heirs, beneficiaries and legal representatives and the Company, its parent, subsidiaries, affiliates, successors and assigns.

24.           Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

25.           Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto. This Agreement supersedes and replaces any and all prior employment agreements between the Company and the Associate, all of which are hereby terminated and declared null and void; provided, however, this Agreement shall not affect, in any manner, previously awarded restricted stock or stock options, which awards shall remain in full force and effect in accordance with the terms of such previous awards.

26.           Duration. Notwithstanding the termination of the Employment Term and of the Associate’s employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and, in particular, the Associate shall continue to be bound by the terms of Section 7.

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27.           Waiver. No waiver by the Company of any breach by the Associate of this Agreement shall be construed to be a waiver as to succeeding breaches.

28.           Enforceability. The covenants and provisions contained herein are severable and are to be interpreted as such to the extent permitted by applicable law. The parties understand, acknowledge and agree that should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby, and that the Agreement will be amended to delete or modify, as necessary, any invalid or unenforceable parts, terms or provisions to the extent necessary to allow for enforcement.

29.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMPANY:

AMERICA’S CAR MART, INC.,
an Arkansas corporation

By:	/s/ Jeffrey A. Williams

Name:	Jeffrey A. Williams

Title:	CEO

ASSOCIATE:

/s/ Douglas Campbell
Douglas Campbell

(Signature Page to Employment Agreement of Douglas Campbell)

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APPENDIX A

TERMINATION CERTIFICATION

The undersigned Associate certifies that he does not possess and has not failed to return any property belonging to AMERICA’S CAR MART, INC., its parent, subsidiaries, affiliates, successors or assigns (together, the “Company”) or its customers, including, but not limited to, equipment, devices, records, correspondence, documents, files, reports, studies, manuals, compilations, drawings, blueprints, sketches, videos, memoranda, computer software and programs, data or any other information, including Trade Secrets and Confidential Information as set forth herein (whether originals, copies or extracts, stored in any medium), whether prepared or developed by Associate or otherwise coming into Associate’s possession, whether maintained by Associate in the facilities of the Company, at Associate’s home, or at any other location.

Associate further certifies that, except as otherwise agreed in writing between the Company and the Associate, he will comply with all the covenants and restrictions contained in Section 7 of his Employment Agreement with the Company dated ___________, 20__.

Date: ____________________                              ___________________________________

                                                                                             Associate